Exhibit 99.1

FOR IMMEDIATE RELEASE

Sound Community Bank Welcomes New Chief Credit Officer

Seattle, WA, June 26, 2020 – Sound Community Bank and its Board of Directors welcome a new Chief Credit Officer, Charles (Chuck) L. Turner.

Turner is Senior Vice President and Chief Credit Officer.  Turner brings 40 years of community banking experience to Sound Community Bank.  He began his career as a teller and first became a chief credit officer in 2002.  Most recently he served as Executive Vice President and Chief Credit Officer at Liberty Bank.

During his career, he also managed special assets, assisted a bank through receivership, spent years as a loan officer, a branch manager, and an accounting clerk.  Turner is a graduate of the University of Washington and holds many years of community service with Chambers of Commerce, Rotary and other organizations.

Sound Community Bank is a Seattle-based community bank, providing personal and business banking services in King, Pierce, Snohomish, Jefferson and Clallam Counties, and on the web at www.soundcb.com.  Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc. (NASDAQ: SFBC).

For additional information:

Media Contact:
Laurie Stewart
President & CEO
(206) 448-0884 ext. 306
laurie.stewart@soundcb.com